Corporate Contact:

Shaul Menachem

Chief Executive Officer

Limco-Piedmont Inc.

918-445-4300

LIMCO-PIEDMONT INC. REPORTS RESULTS FOR THE QUARTER ENDED

MARCH 31, 2008

Tulsa, Oklahoma, May 15, 2008 — Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that revenues for the three months ended March 31, 2008 were $17.1 million, a decrease of $3.1 from $20.2 million for that same period last year. This decrease is offset by a one-time purchase by Viva Aerobus of $2.7 million in parts during the first three months of 2007.

Revenues from our two principal lines of business for the three-month periods March 31, 2008 and 2007 were as follows:

	Three months ended March 31,
	2008		2007
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(in thousands)
Revenues:
MRO Services	$12,985	75.8%	$12,440	61.5%
Parts services	4,135	24.2%	7,774	38.5%
Total revenues	$17,120	100.0%	$20,214	100.0%

Our operating income decreased by $961,000, to $1.4 million for the three months ended March 31, 2008 from $2.4 million for the three months ended March 31, 2007. The decrease is attributable primarily to an increase in general and administrative expenses and lower sales revenues from parts due to a one-time sale during the first quarter of 2007. The operating income of our MRO services segment decreased by $920,000, to $2.3 million for the three months ended March 31, 2008 from $3.2 million for the three months ended March 31, 2007. The decrease is attributable primarily to increased revenues offset by higher cost of sales. The operating income of our parts services segment increased by approximately $24,000, to $459,000 for the three months ended March 31, 2008 from $ 435,000 for the three months ended March 31, 2007 as a result of higher margin sales.

General and administrative expenses increased as a result of legal, audit and Sarbanes-Oxley costs associated with our first 10K filing. We do not expect these to continue at this rate into the second quarter. Also included in general and administrative was $201,000 of non-cash compensation related to our incentive stock plan.

Net income for the period ended March 31, 2008 was $1.0 million, or $0.08 per basic share and $0.08 per diluted share compared with $1.4 million or $0.16 per basic and diluted share in the period ended March 31, 2007.

We ended the quarter with $8.4 million in cash and cash equivalents and $22.9 million in short-term investments. In early 2008, our board decided to change our investment policy and we sold approximately 90% of our short-term investments, consisting of auction rate tax-exempt securities, in the first two months of this year. The proceeds were reinvested in high-grade corporate debt, governmental debt instruments and money market funds and subsequent to the end of the quarter we sold a remaining $475,000 and we expect to complete an orderly sale of our remaining portfolio of auction rate tax-exempt securities in the near term.

Shaul Menachem, Chief Executive Officer, commented: “The first quarter of 2008 saw a return to revenue levels more in line with our historical performance and a strengthening of our baseline business for the future. At LIMCO, we recovered nicely from the production interruptions we experienced in Q4 2007 and significantly improved our performance to customer expectations. At Piedmont we secured important new business for our Landing Gear business and made excellent progress on developing new capability for our APU product line. During the first quarter of 2008, we also improved our organizational capability by adding highly experienced executives in key positions.

Our gross margins were in line with plans and improved over the 4th quarter of 2007. Net income, however was held down by one time G&A expenses related to our first annual filings as a public company and Sarbanes-Oxley compliance. These expenses will moderate in subsequent quarters. We experienced increases in inventory related to new programs, expanding capabilities and the need to improve service levels.

Mr. Menachem concluded by saying, “We are looking forward to growing the business organically and through acquisitions. Our operational capability has improved to support the growth opportunities and we are excited about the rest of 2008 and beyond.”

About Limco - Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont’s four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in Limco-Piedmont’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

- Tables Follow -

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2008	December 31, 2007
		(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,360	$5,039
Short-term investments	22,886	28,806
Accounts receivable (net of allowance for doubtful accounts of $102 and $140 at March 31, 2008 and December 31, 2007, respectively)	11,016	9,328
Other accounts receivable and prepaid expenses	828	1,481
Inventories	19,850	16,391
Total current assets	62,940	61,045
Property, plant and equipment, net	5,654	5,169
Intangible assets, net	1,600	1,709
Goodwill	4,780	4,780
Total assets	$74,974	$72,703
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payables	$5,264	$5,084
Cash in excess of bank balances	893	—
Parent company payables	2,009	1,762
Other accounts payable and accrued expenses	1,434	1,568
Total current liabilities	9,600	8,414
Long-Term Liabilities:
Deferred income taxes	404	404
Total long-term liabilities	404	404
Total liabilities	10,004	8,818
Commitments and contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 25,000 shares authorized, 13,205 and 13,205 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	132	132
Additional paid-in capital	49,205	49,004
Retained earnings	15,752	14,749
Accumulated other comprehensive loss, net of tax	(119)	—
Total shareholders’ equity	64,970	63,885
Total liabilities and shareholders’ equity	$74,974	$72,703

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended March 31,
	2008	2007
Revenue
MRO services	$12,985	$12,440
Parts services	4,135	7,774
Total revenue	17,120	20,214
Cost and operating expenses
MRO services	9,624	8,358
Parts services	3,306	7,025
Selling and marketing	666	640
General and administrative	2,010	1,707
Amortization of intangibles	109	118
Operating income	1,405	2,366
Other income (expense)
Interest income	293	54
Interest and financing expense	(118)	(155)
Total other income (expense)	175	(101)
Income before taxes	1,580	2,265
Provision for income taxes	577	855
Net income	$1,003	$1,410
Net income per share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.16
Weighted average number of common shares outstanding:
Basic	13,205	9,000
Diluted	13,207	9,000